                               Exhibit 99.4(xii)
             Joint Development and Marketing Agreement - Upper Deck

                   JOINT DEVELOPMENT AND MARKETING AGREEMENT

THIS AGREEMENT, effective as of ______________________, 1999 by and between Upper Deck Authenticated, Ltd., a Nevada limited liability corporation, with its principal place of business at 5909 Sea Otter Place, Carlsbad, California 92008-1989, The Upper Deck Company, LLC, a Delaware limited liability company, with its principal place of business at 5909 Sea Otter Place, Carlsbad, California 92008-1989 (hereinafter collectively referred to as "Upper Deck") and Micra Soundcards, Inc., with its principal place of business at 135 West Beaver Creek Road, Richmond Hill, Ontario, Canada L4B 1C6 ("Micra").

WHEREAS, Upper Deck is the owner or licensee of the Upper Deck Proprietary Items as defined herein below;

WHEREAS, Micra is in the business of developing, producing, distributing, selling and otherwise utilizing sound trading cards; and

WHEREAS, Micra and Upper Deck wish to cooperate jointly and to use the Upper Deck Proprietary Items to develop, sell or otherwise use the Products, as defined herein below.

NOW, THEREFORE, in consideration of the following and of the premises and the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.  For purposes of this Agreement, the following terms shall
     -----------
have the following meanings:

1.1 Joint Effort - the cooperative, joint effort of Upper Deck and Micra, subject to the terms and conditions of this Agreement, to jointly develop, market, sell or otherwise use the Products.

1.2 Products - One (1) Michael Jordan sound trading card with an edition of approximately one hundred seven thousand five hundred (107,500) cards; provided, however, such limited edition quantity may be increased upon the prior, written approval of Upper Deck.

1.3  Territory - Worldwide.

1.4 Upper Deck Proprietary Items - the name, image and likeness of Michael Jordan ("Jordan") and the voice of Bob Costas and the trademarks UPPER DECK(TM), UPPER DECK AND DESIGN(TM) (as shown in Exhibit "A" attached hereto and incorporated herein by this reference) and the UPPER DECK AUTHENTICATED(TM) logo used in connection with the Products.

1.5 Third Party Proprietary Items - the trademarks and logos of the National Basketball Association Properties, Inc. ("NBAP") used in connection with the Products.

2.   Joint Effort.
     ------------

2.1 Subject to the terms and conditions of this Agreement, Upper Deck and Micra agree to collaborate and cooperate with one another during the term of this Agreement to undertake and accomplish the Joint Effort; provided, however, that the validity of this Agreement is conditioned upon Upper Deck obtaining the express, written approval of NBA to use the Third Party Proprietary Items in connection with the Joint Effort.

2.2 Upper Deck, as its contribution to the Joint Effort, hereby grants to Micra a non-exclusive, non-transferable, non-assignable license, without the right to grant sublicenses, to utilize the Upper Deck Proprietary Items in connection with the sale of Products in the Territory. Without limiting the foregoing, nothing in this Agreement shall be construed to prevent Upper Deck from granting any other licenses or rights to other firms, companies, entities, groups or individuals.

2.3 Micra agrees to use its best efforts to manufacture and sell the Products, in consultation with Upper Deck and to Upper Deck's satisfaction, in the manner and time frame as set forth herein in this Agreement.

2.4 Upper Deck shall use its best efforts to obtain the applicable third party permissions and approvals to use the Third Party Proprietary Items and Upper Deck Proprietary Items. Micra hereby agrees to abide by the covenants and to fully perform the obligations contained in the agreements pertaining to any and all such licenses, permissions and approvals and not to do or omit to do anything which might constitute a breach under the terms of any such agreement. Micra shall be solely responsible for obtaining all other licenses, permissions and approvals authorizing Micra to engage in the manufacture, sale, distribution and advertising of the Products.

3.   Representations, Warranties and Covenants.
     -----------------------------------------

3.1 Micra warrants and represents that (i) Micra has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) the making of this Agreement by Micra does not violate any separate agreement existing between Micra and any other person or entity; and
(iii) all Products shall be manufactured, marketed, sold and distributed in accordance with all applicable laws and regulations in the Territory.

3.2 Upper Deck warrants and represents that (i) Upper Deck has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) the making of this Agreement by Upper Deck does not violate any separate agreement existing between Upper Deck and any other person or entity; and (iii) it is the owner or licensee of the Upper Deck Proprietary Items.

3.3 Micra and Upper Deck accept the rights and privileges so granted and agree to exercise such rights and privileges strictly in accordance with the terms and conditions of this Agreement. Micra agrees that it will utilize the Upper Deck Proprietary Items only in, upon or in connection with the Products. Except with the prior written consent of Upper Deck, Micra shall not use the Upper Deck Proprietary Items for publicity purposes, combination sales, premiums or giveaways and will not sell Products to anyone who Micra has reason to believe will use them for publicity purposes, combination sales, premiums or giveaways.

4.   Quality Standards and Manufacture of Products.
     ---------------------------------------------

4.1 Upper Deck desires to secure Micra or its designee to create a requested quantity of Products. In the event Micra is not the printer of the Products, Micra shall be, subject to the prior written approval of Upper Deck (which approval shall not be unreasonably withheld), entitled to utilize a third party printer of the Products, provided that such printer shall execute a letter in the form of Exhibit "B" attached hereto and incorporated herein by this reference. In the event Micra uses a third party manufacturer and/or printer, Micra shall remain primarily obligated under all provisions of the Agreement. Micra agrees that the nature and quality of all Products manufactured and distributed hereunder shall be of the comparable quality in design, material and workmanship of the products currently produced by Micra and shall conform to the standards set by Upper Deck at its sole and absolute discretion. Micra further agrees that in no event shall it have the right hereunder to use the Upper Deck Proprietary Items or Third Party Proprietary Items, or any of them, in any manner whatsoever (including, without limitation, on any Products, or in connection with any publicity or promotional activities hereunder), without obtaining Upper Deck's prior, written approval of such use in each instance, which approval shall not be unreasonably withheld.

4.2  Micra shall retain all risk of loss or damage to the Products.

4.3 Before commencing or authorizing third parties, other than Upper Deck, to commence the development of Products, Micra shall submit, at its sole cost, to Upper Deck, for approval, actual proofs or final pre-production samples of the proposed Products. Micra shall not proceed beyond the prototype or sample stage without first securing the prior, written approval of Upper Deck. Upper Deck has approved the production of these Products. If any derivatives of these Products are desired, Micra shall submit samples to Upper Deck for approval. Upper Deck shall grant such approvals within forty-five (45) days. If at the termination of such forty-five (45) day period, Upper Deck has not granted approval, Upper Deck shall be deemed to have withheld approval and Micra shall either forward to Upper Deck or destroy all written materials, including, but not limited to, written descriptions, layouts, and prototypes in connection with the Products with such option being at Upper Deck's sole and absolute discretion.

4.4 Upper Deck may periodically, at reasonable intervals during the term of this Agreement, require that Micra furnish to Upper Deck a reasonable number of items of each Product, for subsequent review of the quality of and copyright and trademark usage and notice on same, and for any other purpose that Upper Deck deems appropriate.

4.5  After the required approvals have been secured from Upper Deck pursuant to
Section 4.3 above, Micra shall not depart from the specifications, quality or appearance thereof of the Products in any material respect without first obtaining the express, written approval of Upper Deck. Micra shall make submissions to Upper Deck and obtain approvals in the manner required above each time new or revised concepts, layouts, descriptions, artwork, models, prototypes or production samples are created, developed or adopted by or for Upper Deck.

4.6 To ensure that the provisions of this Agreement are being observed, Micra agrees that it will allow Upper Deck or its designees to enter Micra's premises and/or the premises where the Products are being manufactured during regular business hours and upon reasonable notice, for the purpose of inspecting the Products and the facilities in which the Products are being manufactured. Micra shall keep complete and accurate books and records during the term of this Agreement, and for at least two (2) years thereafter, regarding its sale of Products and all transactions relating to this Agreement, including without limitation, copies of pertinent invoices, and shall advise Upper Deck of the dates upon which each of the Products is first placed on sale or sold and the dates of first use anywhere in the Territory. Such books and records shall be available at Micra's place of business and free from interference for inspection and audit during or after the term of this Agreement during reasonable business hours and upon reasonable notice by Upper Deck. In the event that such inspections reveals an underpayment by Micra of the actual royalty owed to Upper Deck in excess of five percent (5%), in addition to paying the interest as set forth in Section 6.7, Micra shall also reimburse Upper Deck for the cost of such inspection.

4.7 In order to ensure that the Products are manufactured as set forth herein, in the event that the quality standards and/or trademark and copyright usage and notice requirements herein referred to are not met or are not maintained throughout the period of manufacture of the Products hereunder, then, in addition to any other rights available to Upper Deck under this Agreement or otherwise, upon receipt of written notice from Upper Deck, Micra shall immediately discontinue any and all manufacture of such Products.

4.8 Micra may produce Products in quantities to satisfy sales and warranty replacements, as estimated in Micra's reasonable judgement. Micra will advise Upper Deck of the quantity produced and available for warranty claims and the number of Products used for such claims. Micra shall not be required to pay royalties to Upper Deck for the shipment of any replacement or warranty Products.

5.   Upper Deck Proprietary Items.
     ----------------------------

5.1 Nothing herein contained shall be construed as conferring upon Micra any right or interest in and to the Upper Deck Proprietary Items. Micra shall immediately discontinue the use of the Upper Deck Proprietary Items upon Upper Deck's request and, in any event, upon expiration or termination of this Agreement. Micra acknowledges that Upper Deck is the lawful owner or licensee of the Upper Deck Proprietary Items and that Micra shall not contest or challenge the ownership, validity or registration of the Upper Deck Proprietary Items at any time during the term of this Agreement and thereafter. Micra shall have no right or interest in or claim to the Upper Deck Proprietary Items and shall not use the same in connection with any goods other than Products or in a manner which might tend to defeat or dilute them.

5.2 Micra further agrees that in no event shall it have the right hereunder to use the Upper Deck Proprietary Items in any manner whatsoever, without obtaining Upper Deck's prior written permission of such use in each instance. Micra agrees to use the Upper Deck Proprietary Items only in the form and manner and with appropriate notices as prescribed in writing from time to time by Upper Deck. Micra agrees that it will not manufacture, distribute, or sell or have manufactured, distributed, or sold on Micra's behalf any products which do not carry notices approved in writing by Upper Deck. The following language shall appear on all Products:

"UPPER DECK/TM/ and the Upper Deck logos are trademarks of The Upper Deck Company, LLC."

     All Products shall bear such additional copyright, trademark and other notices as Upper Deck shall direct from time to time. Micra shall use no markings, legends, logos and/or notices on or in association with the Products other than (i) those specified by Upper Deck; (ii) Micra's registered trademarks and patents; or (iii) Micra's copyright notice, without obtaining Upper Deck's prior, written approval.

6.   Payments.
     --------

6.1 In consideration of the mutual covenants and the license granted hereby, Micra agrees to pay Upper Deck a royalty equal to One Dollar ($1.00) per Product (excluding warranty replacements as set forth in Paragraph 4.8) sold or otherwise distributed by Micra (the "Royalty Compensation").

6.2 Micra agrees to pay Upper Deck the guaranteed minimum compensation of One Hundred Thousand Dollars ($100,000.00) (the "Minimum Compensation") which Micra agrees to pay to Upper Deck as a minimum royalty on Net Sales of Products during the term of this Agreement, with such sum due as follows: Twenty Thousand Dollars ($20,000.00) within ten (10) days of Micra's execution of this Agreement, Thirty Thousand

Dollars ($30,000.00) due on or before March 31, 1999 and Fifty Thousand Dollars ($50,000.00) due on or before April 30, 1999. Such checks shall be made payable to Upper Deck Authenticated, Ltd. Further, Micra agrees to pay Upper Deck Two Thousand Dollars ($2,000.00) for Bob Costa's rights within ten (10) days of execution.

6.3 Upper Deck shall be responsible for paying all royalties associated with the Upper Deck Proprietary Items and the Third Party Proprietary Items. Unless otherwise agreed, Micra shall be responsible for paying all other costs, including but not limited to, manufacturing costs and marketing costs. Further, Micra shall be solely responsible and liable for any payments of any and all taxes, levies, fees, shipment costs, duties and any and all other charges imposed by any national, state or local government authority arising from the sale of the Products.

6.4 As used herein, the term "Net Sales" shall mean gross sales of the Products by Micra less actual returns of such Products. No deductions may be taken for commissions, taxes or any other expenses. Sales resulting from sales to any party directly or indirectly related to or affiliated with Micra shall be computed based on the regular selling price of the Products concerned to unrelated third parties.

6.5 Within thirty (30) days after the close of each calendar month during the term of this Agreement, Micra shall furnish to Upper Deck complete and accurate statements showing the sales volume of each Product, gross selling price, itemized deduction from the gross selling price and the Net Sales of the Products distributed and sold by Micra during the preceding calendar month and during the year to date, together with any returns made during the preceding calendar month and during the year to date. At such time as Micra has recouped the portion of the Minimum Compensation, as applicable, previously paid in accordance with Section 6.2 above from the Royalty Compensation payable under
Section 6.1, Micra shall, together with each monthly statement, pay to Upper Deck the Royalty Compensation due and payable to Upper Deck during the preceding calendar month.

6.6 Receipt or acceptance by Upper Deck of any of the reports furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Upper Deck from questioning the correctness thereof. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments shall be made by Micra.

6.7 Payments, if not paid in full when due, shall bear interest on any unpaid portion at the rate of twelve percent (12%) per annum or the maximum rate allowable by applicable law, whichever is less.

7.   Term; Termination.
     -----------------

7.1 Subject to the provisions of this Section, this Agreement shall commence on the effective date of this Agreement and shall expire on December 31, 1999.

7.2 Upper Deck shall have the right to terminate this Agreement upon the giving of ten (10) days written notice to Micra upon the occurrence of any of the following: (i) any breach by Micra of any of the provisions of this Agreement if such breach has not been cured within ten (10) days from the date of the notice;
(ii) breach of representations and warranties or covenants of Micra contained herein if such breach has not been cured within ten (10) days from the date of the notice; (iii) the appointment of any receiver or trustee to take possession of the properties or assets of Micra; (iv) the sale of Micra; (v) the insolvency of or filing of a voluntary petition in bankruptcy by Micra, the filing of a petition or commencement of any proceeding to have Micra declared bankrupt or insolvent, the appointment of a receiver or trustee for, or the execution by Micra of an assignment for benefit of creditors, or failure or inability by Micra to pay its debts as they become due; (vi) Micra acquires any interest in a business in competition with Upper Deck or is in any way taken over by a competing business; or (vii) Micra undergoes a significant change in its ownership and Micra is not the surviving entity. In the event Micra breaches the Agreement, by (1) advertising or promoting the Products without the express, prior written approval of Upper Deck or (2) producing Products in excess of the limited edition size without the express prior written approval of Upper Deck, Micra shall immediately pay to Upper Deck One Hundred Thousand Dollars ($100,000.00) per breach.

7.3 Following any termination of this Agreement, Micra shall cease all manufacture, distribution and sale of Products.

8.   Indemnification.
     ---------------

8.1 Micra shall indemnify and hold harmless Upper Deck, its subsidiaries, affiliates, related companies, assigns, directors, officers, agents and employees from any and all losses, damages, liabilities, claims, actions, disbursements, and legal costs and attorneys' fees arising out of or connected with (a) any breach or alleged breach of Micra's representations or warranties, or covenants contained herein, (b) any claim or suit relating to an actual or alleged defect in the Products manufactured or prepared by or for Upper Deck,
(c) any alleged unauthorized use of any copyrights, trademarks or logos, or (d) any claim or suit for personal injuries or damage to property arising from or in connection with the sale or use of the Products.

8.2 Upper Deck shall indemnify and hold harmless Micra, its subsidiaries, affiliates, related companies, assigns, directors, officers, agents and employees from any and all losses, damages, liabilities, claims, actions, disbursements, and legal costs and attorneys' fees arising out of or connected with (a) any breach or alleged breach of Upper Deck's representations or warranties, or covenants contained herein, (b) any claim or suit relating to or resulting from the failure by Upper Deck to pay any and all royalties, licensing fees or other payments due to third parties in connection with the Upper Deck Proprietary Items; and (c) any failure by Upper Deck to obtain all necessary consents, approvals, licenses or similar rights to use the Upper Deck Proprietary Items.

8.3 Upper Deck agrees to give Micra notice of any action, suit, proceeding, claim, demand, inquiry or investigation that creates an obligation to indemnify as required under this Section. Said notice shall tender defense of any said claim to Micra. If Micra refuses to timely provide a defense to said claim, Upper Deck may elect to undertake the defense of any such claim without in any way diminishing the duty of Micra to indemnify Upper Deck.

8.4 The indemnifications set forth in Sections 8.1 and 8.2 shall survive the expiration or termination of this Agreement.

9.   Insurance.  Micra agrees to obtain, at its own cost and expense, a
     ----------
comprehensive general liability insurance policy, including product liability insurance and advertisers liability insurance, to be in force at all times during the term of this Agreement and thereafter for as long as Micra shall be responsible hereunder for loss or damage. Such insurance policy shall be obtained from an insurance company and on a policy form acceptable to Upper Deck, providing adequate protection to Upper Deck in an amount no less than Two Million Dollars ($2,000,000.00) combined single limits for each single occurrence for bodily injury and One Hundred Thousand Dollars ($100,000U.S.) for property damage. The amount of coverage under the advertiser's liability policy shall be a minimum of $500,000/$1,000,000U.S. Within thirty (30) days from the effective date of this Agreement, Micra shall submit to Upper Deck a certificate of insurance naming Upper Deck as an additional insured party and require that the insurer shall not terminate or materially modify such insurance certificate or coverage without written notice to Upper Deck at least thirty (30) days in advance thereof. In the event Micra does not obtain and maintain the insurance coverage set forth herein, Upper Deck shall have the right, but not the obligation, to purchase such insurance in Micra's name and at Micra's sole expense.

10.  Non-Disclosure.  The parties  agree that all information, materials,
     --------------
documentation, data and reproductions relating to either the terms of this Agreement, Upper Deck's business, Micra's business, trademarks or the Upper Deck Proprietary Items (the "Confidential Information") shall be held in strict confidence by the parties. The nature and contents of the Confidential Information shall not be disclosed to any employee, person, firm or entity (other than on a "need-to-know" basis), or used without the prior written permission of the other party. It is agreed that Confidential Information shall not include any information or data which (a) is already known, independent of the party providing the Confidential Information; (b) is or becomes publicly known through no wrongful act of the other party; or (c) is independently developed by the party without reference to any Confidential Information provided by the other party. The parties acknowledge that a breach of any of the promises and covenants set forth herein will have a material and adverse effect upon the other party and that damages arising from said breach may be difficult to ascertain. Consequently, the other party agrees that in addition to, and without limiting any other remedy or right the other party may have, the non-breaching party shall have the right to an immediate injunction enjoining such breach.

11.  Notices.  All notifications, requests or other communications required or
     -------
permitted by this Agreement shall be in writing and directed as indicated below. Any such notice shall be deemed given and effective when (a) delivered personally, by Telex or facsimile, or by overnight courier, or (b) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested and addressed as follows:

          If Sent to Upper Deck, Address to:
          ---------------------------------

          THE UPPER DECK COMPANY, LLC
          UPPER DECK AUTHENTICATED, LTD.
          5909 Sea Otter Place
          Carlsbad, California 92008-6621
          Attention:  Chief Executive Officer

          If Sent to Micra, Address to:
          ----------------------------

          Micra Soundcards, Inc.     Attn:  Dieter Doederlein
          135 West Beaver Creek Road
          Richmond Hill, Ontario
          Canada L4B 1C6

Addresses may be modified at any time by written notification from one party to the other party.

12.  No Assignment.  Upper Deck shall have the right to transfer, assign or
     -------------
sublicense all or any part of this Agreement to any entity, including, without limitation to, Upper Deck International, LLC, without the prior, written consent of Micra. Micra shall not delegate any duties, nor assign any rights or claims under this Agreement without the prior written consent of Upper Deck, and any such attempted delegation or assignment shall be void. Notwithstanding the foregoing, the obligations created by this Agreement are binding upon and insure to the benefit of successors or assign of either of the parties.

13.  Non-Waiver and Amendment.  Failure by either party to enforce or take
     -------------------------
advantage of any provision of this Agreement shall not constitute a waiver of the right subsequently to enforce or take advantage of such provision. Except as otherwise provided herein, this Agreement or any of the terms and provisions thereof may not be changed, amended or waived, in any manner whatsoever, except by written agreement executed by an authorized officer of each party.

14.  Governing Law; Jurisdiction  This Agreement shall be governed by and
     ---------------------------
construed in accordance with the laws of the State of California. Any action brought to resolve a dispute arising from the interpretation or construction of or to enforce this Agreement shall be brought in a court of appropriate jurisdiction in San Diego, California and both parties hereby consent to the personal jurisdiction of any such court.

15.  Relationship between the Parties.  This Agreement shall not give rise to
     --------------------------------
any relationship of employment, commission agency, agency, partnership, joint venture or company between Upper Deck and Micra. Micra shall have no power to represent Upper Deck or have the authority, whether express or implied, to assume or create any obligation on behalf of Upper Deck.

16.  Severability.  If any provision is prohibited by or under the laws of any
     ------------
jurisdiction in which this Agreement may be used or to which it may be applicable, said provision shall be, as to said jurisdiction, ineffective to the extent of such prohibition, without invalidating thereby any of the remaining provisions of this Agreement.

17.  Force Majeure.  If the performance of this Agreement or of any obligation
     --------------
hereunder, except the making of payments, is prevented, restricted, or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; inability to procure raw materials, power, or supplies; war or other violence; any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency; or any other act or condition whatsoever beyond the reasonable control of the parties hereto; the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction, or interference. The party so affected, however, shall make its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

18.  Section References and Captions.  Any reference in this Agreement to a
     -------------------------------
section or subsection shall be deemed to include a reference to any subsidiary sections whenever the context requires. The captions of the sections and subsidiary sections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

19.  Entire Agreement.  This Agreement, including any attachments, exhibits or
     ----------------
appendices attached hereto, sets forth all of the promises, agreements, conditions and understandings, written or oral, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement between the parties, superseding any prior or contemporaneous oral or written agreements or understandings.

20.  Validity.  This Agreement shall not be effective until it is signed by
     ---------
Micra and counter-signed by Upper Deck.

     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate copies on the day and year first above set forth.

MICRA SOUNDCARDS, INC.              THE UPPER DECK COMPANY, LLC

By: (signed) "Dieter Doederlein")   By: (signed) "Richard P. McWilliam"
    ------------------------------      ----------------------------------------
Name:   Dieter Doederlein           Name:   Richard P. McWilliam
      ----------------------------        --------------------------------------
Title:  President                   Title:  Chief Executive Officer
       ---------------------------         -------------------------------------
Date:                               Date:
      ----------------------------        --------------------------------------


                                    UPPER DECK AUTHENTICATED, LTD.

                                    By: (signed) "Richard P. McWilliam"
                                        ----------------------------------------
                                    Name:   Richard P. McWilliam
                                          --------------------------------------
                                    Title:  Chairman and Chief Executive Officer
                                           -------------------------------------
                                    Date:
                                          --------------------------------------

                                  EXHIBIT "A"

                             [LOGO OF UPPER DECK]

                                  EXHIBIT "B"

                                                                Date:
                                                                     -----------

The Upper Deck Company, LLC
5909 Sea Otter Place
Carlsbad, California 92008-6621
Attention:  Chief Executive Officer

Upper Deck Authenticated, Ltd.
5909 Sea Otter Place
Carlsbad, California 92008-6621
Attention:  Chairman and Chief Executive

Gentlemen/Ladies:

  This letter will serve as notice to you that pursuant to Section 4.1 of the Agreement dated _________ between Micra Soundcards, Inc., The Upper Deck Company, LLC and Upper Deck Authenticated, Ltd. (the "Agreement"), we have been engaged as the manufacturer for Micra Soundcards, Inc. in connection with the manufacture of the Products as defined in the Agreement. We hereby acknowledge that we have received a copy and are cognizant of the terms and conditions set forth in the Agreement and hereby agree to observe and be bound by the provisions of the Agreement. It is understood that this engagement is on a royalty free basis.

  We understand that our engagement as the manufacturer for Micra Soundcards, Inc. is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagements as aforesaid.

                                       Very truly yours,

                                       MANUFACTURER:

                                        (Name Here)

                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
                                             ------------------------

AGREED TO AND ACCEPTED:

THE UPPER DECK COMPANY, LLC            UPPER DECK AUTHENTICATED, LTD.

By:                                    By:
    --------------------------            ---------------------------
Name:                                  Name:
     -------------------------              -------------------------
Title:                                 Title:
      ------------------------               ------------------------
Date:                                  Date:
     -------------------------              -------------------------